TRANSAMERICA SERIES TRUST

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of March 4, 2022, to the Investment Sub-Advisory Agreement dated as of May 1, 2002, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and Morgan Stanley Investment Management Inc. (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Agreement is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of March 4, 2022.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Senior Vice President

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Tatiana Segal

Name:	Tatiana Segal

Title: Managing Director

Schedule A

PORTFOLIOS	INVESTMENT SUB-ADVISORY FEE*
Transamerica Morgan Stanley Capital Growth VP**	0.27% of the first $1.5 billion; 0.23% over $1.5 billion up to $3 billion; 0.22% over $3 billion up to $5 billion; and 0.20% in excess of over $5 billion.
Transamerica Morgan Stanley Global Allocation VP	0.27% of the first $500 million; 0.26% over $500 million and up to $1 billion 0.25% over $1 billion up to $3 billion; and 0.21% in excess of $3 billion

*	As a percentage of average daily net assets on an annual basis.

**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on the basis of the combined assets of Transamerica Capital Growth, a series of Transamerica Funds, Transamerica Morgan Stanley Capital Growth VP, a series of Transamerica Series Trust, Morgan Stanley Investment Management Inc. (“Morgan Stanley”) managed assets for Transamerica Large Growth, a series of Transamerica Funds, Morgan Stanley Growth Retirement Option, a separately managed account of Transamerica Life Insurance Company that is advised by Morgan Stanley, and Transamerica Large Cap Growth CIT, a series of Wilmington Trust Collective Investment Trust that is also sub-advised by Morgan Stanley.